Exhibit 99.1

Contact:

Leslie Green

NetLogic Microsystems Investor Relations

(650) 312-9060

ir@netlogicmicro.com

NetLogic Microsystems Announces Senior Management Change and

Increases Guidance for Q107

CFO, Don Witmer, to Move to New Advisory Role; CFO Search Underway;

Company Also Announces Q1 Revenue is Expected to Increase by 11 to 11.5

Percent From Q406

MOUNTAIN VIEW, Calif. - April 9, 2007 - NetLogic Microsystems, Inc. (NASDAQ: NETL), a leader in the design and development of knowledge-based processors, today announced that Don Witmer will step down from his position as vice president and chief financial officer, effective April 9, 2007, for medical reasons. Mr. Witmer will continue to be employed by the company through the end of 2007 as an advisor to Ron Jankov, the company’s president and chief executive officer, and a search is currently underway to appoint a new chief financial officer. Shig Hamamatsu, NetLogic Microsystems’ corporate controller, will assume the role of interim chief financial officer.

“We are very grateful to Don for his contributions over the past 3 years,” said Ron Jankov. “He has built a strong financial infrastructure, and has been an invaluable member of our executive management team through a period of significant growth and development, including our transition to becoming a public company. We are very pleased that he will continue to work with us and we look forward to his contributions in this new capacity,” he said.

“Over the past several years, it has been very gratifying to see the company grow into a technology leader in our market and to watch the expansion of our customer base and revenue opportunities,” said Don Witmer. “We are now poised to take advantage of what we expect will be strong growth in several new and strategically important applications such as IPTV, mobile wireless infrastructure and voice-over-IP, as well as the upgrade of many enterprise systems to 10 Gigabit Ethernet. Our finance team is very strong and I have every confidence that this will be a smooth transition.”

-More-

NetLogic Microsystems Announces Senior Management Change

April 9, 2007

Shig Hamamatsu, the company’s interim chief financial officer, served as the company’s interim chief financial officer from October 2006 to January 2007 during Mr. Witmer’s previous medical leave, and as the company’s corporate controller since August 2004. From April 2004 to August 2004, he was employed by Magma Design Automation, a provider of EDA software, as a senior manager of external reporting. From September 1994 to March 2004, he was employed by PricewaterhouseCoopers LLP, most recently as a senior audit manager. Mr. Hamamatsu received a B.A. from the University of Washington, and is a certified public accountant.

Updated First Quarter Revenue Guidance

The company also announced that it expects to report first quarter revenue that represents an increase of 11 to 11.5 percent from the fourth quarter of 2006, which is higher than its previous guidance issued on Jan. 24, 2007. At that time, the company gave guidance of 8 to 10 percent sequential revenue growth for the first quarter, ended March 31, 2007. NetLogic Microsystems will report its full financial results on Thurs., April 26th.

A press release will be issued at approximately 1:30 p.m. Pacific time. The company will also host a conference call beginning at 2:45 p.m. Pacific Time. To listen to the conference call, dial (800) 599-9829 ten minutes prior to the start of the call, using the passcode 97371413. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial (888) 286-8010 and enter passcode 37889827. International callers dial (617) 801-6888 and use passcode 37889827.

The conference call will be available via a live webcast on the investor relations section of NetLogic Microsystems’ web site at http://www.netlogicmicro.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for three months.

NetLogic Microsystems Announces Senior Management Change

April 9, 2007

About NetLogic Microsystems

NetLogic Microsystems, Inc. (NASDAQ:NETL), a fabless semiconductor company headquartered in Mountain View, California, designs, develops and markets high performance knowledge-based processors for a variety of advanced wireline and mobile wireless networking systems, such as routers, switches, wireless infrastructure equipment, network security appliances, network access equipment and networked storage devices. NetLogic Microsystems’ knowledge-based processors employ an advanced processor architecture and a large knowledge or signature database containing information on the network, as well as applications and content that run on the network, to make complex decisions about individual packets of information traveling through the network. Knowledge-based processors from NetLogic Microsystems significantly enhance the ability of networking original equipment manufacturers (OEMs), to supply network service providers with systems offering more advanced functionality for the Internet, such as high-definition video delivery over the Internet (IPTV), voice transmission over the Internet (VoIP), unified threat management (UTM), virtual private networks (VPN), rich content delivery over mobile wireless networks, and streaming video and audio. For more information about products offered by NetLogic Microsystems, call 650.961.6676 or visit the NetLogic Microsystems Web site at http://www.netlogicmicro.com.

NetLogic Microsystems and the NetLogic Microsystems logo are trademarks of NetLogic Microsystems, Inc. All other trademarks are the sole property of their respective holders.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding NetLogic Microsystems’ business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance and demand for our products, the volume of sales to our principal product customers, manufacturing yields for our products, the timing of manufacture and delivery of product by our foundry suppliers, the length of our sales cycles, our average selling prices, the strength of the OEM networking equipment market and the cyclical nature of that market and the semiconductor industry. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s reports on Forms 10-K and 10-Q, as well as other reports that NetLogic Microsystems files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and NetLogic Microsystems undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.